Exhibit 3

EURO SUPPLEMENTAL INDENTURE

EURO SUPPLEMENTAL INDENTURE dated as of August 2, 2007, between SMURFIT KAPPA FUNDING PLC (formerly known as JSG FUNDING PLC and MDP ACQUISITIONS PLC), a public limited company incorporated under the laws of Ireland (the “Company”) SMURFIT KAPPA ACQUISITIONS (formerly known as MDCP ACQUISITIONS I), a public company incorporated under the laws of Ireland (“Acquisitions”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (“Trustee”).  Capitalized terms used herein and not otherwise defined are used as defined in the Euro Indenture (as defined below).

WHEREAS there has heretofore been executed and delivered to the Trustee a Euro Indenture, dated as of September 30, 2002, as amended (the “Euro Indenture”), providing for the issuance of the Company’s 10 1/8% Senior Notes due 2012 (the “Notes”);

WHEREAS there are now outstanding under the Euro Indenture Notes in the aggregate principal amount of €33,070,000;

WHEREAS Section 9.2 of the Euro Indenture provides that the Company and the Trustee may amend certain sections of the Euro Indenture with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding and may amend Sections 4.14 and Section 4.19 of the Euro Indenture with the written consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding;

WHEREAS the Company desires to amend certain provisions of the Euro Indenture, as set forth in Article I hereof;

WHEREAS the Holders of at least 66 2/3 % in principal amount of the Notes outstanding have consented to the amendments effected by this Euro Supplemental Indenture;

WHEREAS, the Company is representing to the Trustee that the conditions to this Euro Supplemental Indenture, as set forth in Sections 9.2 and 9.6 of the Euro Indenture, have been satisfied by the Company; and

WHEREAS all things necessary to make this Euro Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW THEREFORE, this Euro Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I

AMENDMENTS TO INDENTURE

Section 1.1  Amendments to Articles Four, Five and Six.  Upon written notification to the Trustee on the Settlement Date (as defined in the Statement (as defined below)), which notice shall include the percentage of Notes then outstanding that did tender and consent, by the

Company that it has accepted for purchase and payment (the “Payment Date”) pursuant to the offer to purchase all of the Notes validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of July 19, 2007 (the “Statement”), and any amendments, modifications or supplements thereto, then automatically (without further act by any person), with respect to the Notes:

(a)           the Company shall be released from its obligations under the following sections of the Indenture, which shall be deemed deleted from the Indenture: Section 4.2 (Maintenance of Office or Agency); Section 4.3 (Limitation on Indebtedness); Section 4.4 (Limitation on Restricted Payments); Section 4.5 (Corporate Existence); Section 4.6 (Payment of Taxes and Other Claims); Section 4.7 (Maintenance of Properties and Insurance); Section 4.8 (Limitation on Subsidiary Guarantor Senior Subordinated Indebtedness); Section 4.9 (Compliance with Laws); Section 4.10 (Limitation on Liens); Section 4.11 (Waiver of Stay; Extension or Usury Laws); Section 4.12 (Limitation on Sale/ Leaseback Transactions); Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries); Section 4.14 (Limitation on Asset Sales); Section 4.15 (Limitation on Affiliate Transactions); Section 4.16 (Limitation on Sale, Prepayment or Modification of the Intercompany Loan Agreement and the Priority Agreement); Section 4.17 (SEC Reports); Section 4.18 (Limitation on Lines of Business); Section 4.19 (Change of Control); Section 4.21 (Payment of Non-Income Taxes and Similar Charges); Section 4.22 (Compliance Certificate; Notice of Default); Section 4.23 (Limitation on Designation of Unrestricted Subsidiaries); Section 4.24 (Limitation on Investment Company Activities); Section 4.26 (Further Instruments and Acts); Section 5.1 (Consolidation, Merger, and Sale of Assets); and Section 5.2 (Successor Corporation Substituted);

(b)           the first sentence in the last paragraph of Section 12.2 (Notices) shall be deleted;

(c)           failure to comply with the terms of any of the foregoing Sections of the Euro Indenture shall no longer constitute a default or an Event of Default under the Euro Indenture and shall no longer have any other consequence under the Euro Indenture;

(d)           the occurrence of the events described in Sections 6.1(3), (4), (5), (6), (7) and (8) shall no longer constitute Events of Default; and

(e)           all definitions set forth in Section 1.1 of the Euro Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.

Article II

MISCELLANEOUS

Section 2.1.  Instruments To Be Read Together.  This Euro Supplemental Indenture is an indenture supplemental to and in implementation of the Euro Indenture, and said Euro Indenture and this Euro Supplemental Indenture shall henceforth be read together.

Section 2.2.  Confirmation.  The Euro Indenture as amended and supplemented by this Euro Supplemental Indenture is in all respects confirmed and preserved.

Section 2.3.  Trust Indenture Act Controls.  If any provision of this Euro Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Euro Supplemental Indenture or the Euro Indenture by the Trust Indenture Act, the required provision shall control.

Section 2.4.  Headings.  The headings of the Articles and Sections of this Euro Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.5.  Governing Law.  The laws of the State of New York, without reference to the conflicts of laws principles thereof, shall govern this Euro Supplemental Indenture.

Section 2.6.  Counterparts.  This Euro Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.7.  Effectiveness; Termination.  The provisions of this Euro Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.2 and 9.6 of the Euro Indenture; provided, that the amendments to the Euro Indenture set forth in Section 1.1 of this Euro Supplemental Indenture shall become operative as specified in Section 1.1 hereof. Prior to the Payment Date, the Company may terminate this Euro Supplemental Indenture upon written notice to the Trustee.

Section 2.8.  Corresponding Amendments to the Notes.  Pursuant to Section 17 of each Global Note, subject to Section 2.7 hereof, each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Euro Indenture, as amended by this Euro Supplemental Indenture.  The Company shall, as soon as practicable after the date hereof, deliver to the relevant Clearing System (as defined in the Statement) a conformed copy of this Euro Supplemental Indenture which shall be annexed to each Global Note.

Section 2.9.  Acceptance by Trustee.  The Trustee accepts the amendments to the Euro Indenture effected by this Euro Supplemental Indenture and agrees to execute the trusts created by the Euro Indenture as hereby amended, but only upon the terms and conditions set forth in the Euro Indenture.

Section 2.10.  Responsibility of Trustee.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Euro Supplemental Indenture.

Section 2.11.  Indemnity.  In addition to, and not in lieu of, the indemnification provided by the Company in the Euro Indenture, the Company shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, expense or liability including taxes (other than taxes based on the income of the Trustee) incurred by the Trustee in connection with the execution of this Euro Supplemental Indenture and performance of its duties under this Euro Supplemental Indenture and in connection with the Tender Offer (as defined in the Statement)

and the Consent Solicitation (as defined in the Statement), including the reasonable expenses and attorneys’ fees and expenses of defending itself against any claim of liability arising hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. However, the failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee or such Agent shall cooperate in the defense (and may employ its own counsel reasonably satisfactory to the Trustee) at the Company’s expense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have caused this Euro Supplemental Indenture to be duly executed, all as of the date first written above.

SMURFIT KAPPA FUNDING PLC

By:	/s/ Ian J. Curley
Name:	Ian J. Curley
Title:	Chief Financial Officer

SMURFIT KAPPA ACQUISITIONS

By:	/s/ Ian J. Curley
Name:	Ian J. Curley
Title:	Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Cynthia J. Powell
Name:	Cynthia J. Powell
Title:	Vice President

By:	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Vice President